UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2011

WESTELL TECHNOLOGIES, INC.

(Exact name of registrant as specified in charter)

Delaware	0-27266	36-3154957
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 North Commons Drive, Aurora, Illinois		60504
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 898-2500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 19, 2011, Westell Technologies, Inc. (the “Company”) issued a press release setting forth the financial results for its fiscal 2011 third quarter ended December 31, 2010. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2011, the Company entered into new employment agreements with Richard S. Gilbert, the Company’s Chairman, President and Chief Executive Officer, and Brian S. Cooper, the Company’s Senior Vice President and Chief Financial Officer (collectively, the “New Employment Agreements”). The New Employment Agreements replace the employments agreements previously entered into between the Company and Messrs. Gilbert and Cooper on January 16, 2009, and April 14, 2009, respectively (collectively, the “Former Employment Agreements”).

The New Employment Agreements are similar to the Former Employment Agreements entered into with each executive. Various provisions that were relevant at the time each individual joined the Company, including those related to relocation and initial equity grants, have been eliminated. Mr. Gilbert’s annual base salary continues to be $500,000 per year and Mr. Cooper’s annual base salary continues to be $270,000 per year pursuant to the New Employment Agreements; the base salaries for Messrs. Gilbert and Cooper may be increased, but not decreased, without each executive’s consent. The following are the most significant differences as compared to the Former Employment Agreements:

•	The New Employment Agreements are each for a two year term and automatically renew, unless and until employment is terminated in accordance with such agreements.

•

Each executive shall be eligible to participate in the Company’s bonus plan(s) with an anticipated target bonus equal to 50% of base salary and a maximum bonus equal to 200% of the target bonus; exact terms are subject to determination by the Company’s Board of Directors or Compensation and Corporate Governance Committee.

•	If the executive is terminated by the Company without cause or if the executive resigns with good reason, the individual shall receive:

•	any earned but unpaid base salary and bonus amounts, as well as expense reimbursements;

•

a prorated bonus based upon the actual bonus that would have been earned for the year in which termination occurred multiplied by the percentage of the fiscal year completed before the date of termination;

•

a lump-sum payment equal to two times (one times in the case of Mr. Cooper) the sum of (i) the executive’s base salary immediately prior to termination and (ii) the executive’s target bonus for the year in which termination occurred; and

•	the continuation of the executive’s medical, dental and vision benefits to the extent permissible under the terms of such plans or at law, at the out-of-pocket cost for comparable employees, for a period of two years (one year in the case of Mr. Cooper) or until such earlier time as the executive becomes eligible for such benefits under a plan of a new employer.

In addition, unvested outstanding equity-awards as of the date of termination will become immediately vested and/or payable, unless such awards are based upon the satisfaction of performance criteria.

•	If the executive resigns without good reason, such individual will be entitled to any accrued and unpaid base salary and benefits through the date of termination.

•

All stock options, restricted stock and other equity-based incentive awards granted by the Company that are outstanding but not vested as of the date of a change of control, will become immediately vested and/or payable, unless the equity incentive awards are based upon satisfaction of performance criteria, in which case, they will only vest pursuant to their express terms. Further, if within one year following a change of control, executive’s employment is terminated by the Company for any reason other than cause or executive for good reason, the executive’s stock options shall be exercisable for the lesser of the remaining option term or one year after the date of such termination.

•

If the executive is terminated by the Company without cause or resigns with good reason within one year following a change of control, the executive is not subject to the non-competition and non-solicitation provisions of the New Employment Agreement.

•

In the event that the executive becomes entitled to receive any payments or benefit under the New Employment Agreement or under any other plan, arrangement or agreement with the Company that will be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the “Code”), a cap may apply to prevent any portion of the total payments from being an excise parachute payment under Section 280G of the Code.

The foregoing description of the New Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreements, copies of which are attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference in their entirety.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated January 18, 2011, by and among Westell Technologies, Inc., Westell, Inc. and Richard S. Gilbert.
10.2	Employment Agreement, dated January 18, 2011, by and among Westell Technologies, Inc., Westell, Inc. and Brian S. Cooper.
99.1	Press release announcing financial results for the fiscal 2011 third quarter ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date: January 19, 2011	By:	/s/ Brian S. Cooper
Brian S. Cooper

Chief Financial Officer, Treasurer and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated January 18, 2011, by and among Westell Technologies, Inc., Westell, Inc. and Richard S. Gilbert.
10.2	Employment Agreement, dated January 18, 2011, by and among Westell Technologies, Inc., Westell, Inc. and Brian S. Cooper.
99.1	Press release announcing financial results for the fiscal 2011 third quarter ended December 31, 2010.